Exhibit 99.1

Michael G. Bazinet	Mark A. Rozelle
Media Relations	Investor Relations
(203) 622-3549	(203) 622-3520
UST REPORTS FIRST QUARTER 2006 DILUTED EARNINGS PER SHARE OF $.71
GREENWICH, Conn., Apr. 25, 2006 – UST Inc. (NYSE: UST) today announced that its increased investment in accelerated category growth and premium brand loyalty initiatives for the Company’s moist smokeless tobacco products is making progress. As a result of these strategic investments, for the first quarter ended March 31, 2006, net sales decreased 1.6 percent to $433.6 million, net earnings decreased 4.9 percent to $115.9 million and diluted earnings per share decreased 2.7 percent to $.71, compared to the corresponding 2005 period.
“First quarter financial results were ahead of plan and fundamentals improved in our principal business, moist smokeless tobacco,” said Vincent A. Gierer, Jr., UST chairman and chief executive officer. “While we would have liked to have seen even stronger premium can sales in the quarter, the bottom line is that our plans to accelerate growth in the overall category and increase loyalty for our Copenhagen and Skoal brands are working.”
Murray S. Kessler, UST president and chief operating officer noted, “Category growth remains robust and our net premium can sale trends sequentially improved as the quarter progressed, continuing into the first three weeks of April. This sequential improvement came despite mixed results on a state-by-state basis. Based on these trends combined with adjustments we have made to our plans going forward, we remain confident that we will meet our diluted earnings per share target of $3.05 for the year.”
Net sales decreased 1.6 percent in the quarter primarily as a result of lower realized net revenue per premium unit in the Smokeless Tobacco segment, as the Company implemented strategic initiatives to increase premium brand loyalty. The plan calls for a comprehensive, state-by-state offering of various sales incentives aimed at improving the value proposition for adult consumers. The consolidated net sales comparison was favorably impacted by increased premium case sales in the Wine segment.
The first quarter 2006 gross margin declined 3.1 percent or $10.7 million compared to the year-ago period. The Smokeless Tobacco segment gross margin declined 3.9 percent or $12.3 million primarily due to lower realized net revenue per premium unit. The gross margin for the Wine segment and other operations combined increased $1.6 million.
Selling, advertising and administrative expenses in the first quarter 2006 decreased 3.0 percent or $4.1 million compared to the year-ago quarter. The decrease was primarily driven by lower legal and related costs as well as lower selling and advertising expenses due to timing of initiatives versus the prior year period for the Smokeless Tobacco segment. For the Wine segment, higher divisional administration, selling and advertising expenses were more than offset by a $2.5 million gain on the disposal of non-strategic assets.

During the first quarter 2006 the Company recorded a $1.4 million antitrust litigation charge reflecting a change in the estimated redemption rate for coupons in connection with the resolution of certain states’ indirect purchaser antitrust actions.
Interest expense in the first quarter 2006 declined 30 percent or $4.9 million primarily due to the repayment of $300 million of senior notes upon maturity in March 2005.
Income tax expense for the first quarter 2005 included a reversal of $4.7 million of federal and state income tax accruals, net of federal benefit.
The company repurchased 1.2 million shares at a cost of $50 million during the first quarter 2006.
Smokeless Tobacco Segment
Consistent with the implementation of its premium brand loyalty initiatives, Smokeless Tobacco segment first quarter 2006 net sales decreased 3.3 percent to $366.3 million and operating profit declined 4.2 percent to $191.7 million compared to the year-ago period. Total moist smokeless tobacco net can sales increased 0.7 percent to 151.7 million. Premium net can sales were stable at 130 million and price value net can sales increased 5.8 percent to 21.7 million. The Company estimates that approximately 3.7 million net premium cans were shifted from the first quarter 2005 to the fourth quarter 2004 as wholesale and retail customers increased inventories in advance of the January 1, 2005 price increase. Adjusted for the inventory shift in the prior year period, total first quarter 2006 net can sales decreased 1.7 percent and premium net can sales declined 2.9 percent.
Share data for the 26-week period ended March 18, 2006 from U.S. Smokeless Tobacco Company’s Retail Activity Data Share & Volume Tracking System (RAD-SVT) measuring shipments to retail on a can-volume basis, are included in the attached Supplemental Schedule. To give a clearer picture of how the premium brand loyalty and category growth initiatives have impacted trends in the marketplace, the 26-week period has been broken into two periods, the 16 weeks prior to the plan implementation and the 10 weeks during which the plan was under way. As the data indicate, trends have changed significantly since the plan has been implemented.

	Volume % Chg. Vs YAGO
	Pre Plan	Plan	Trend
RAD-SVT	Period	Period	Chg.
Total Category	+4.9%	+7.4%	+2.5 pts
USSTC Total	-2.5%	+1.3%	+3.8 pts
USSTC Premium	-5.6%	-1.3%	+4.3 pts
“Early results are encouraging, as we have seen a significant improvement in premium unit volume trends in many markets,” said Daniel W. Butler, president, U.S. Smokeless Tobacco Company. “We have already made adjustments to our plans for the second quarter to improve performance in those markets that have not responded as we had anticipated, using contingency funds set aside for this purpose.”
Wine Segment
Wine segment first quarter 2006 net sales increased 9.1 percent to $56.3 million on an 8.3 percent increase in premium case sales. Operating profit increased 20.2 percent to $8.5 million versus the corresponding 2005 period, including a $2.5 million gain on the sale certain non-strategic assets.

During the quarter, the Company announced it had reached an agreement to form a strategic partnership with the Antinori family of Tuscany to distribute the Italian winemaker’s portfolio of world famous fine wines in the United States.
Outlook
For the year 2006, the Company reaffirmed diluted earnings per share guidance in the range of $3.00 to $3.14, with a target of $3.05. The earnings decline versus 2005 is primarily the result of an incremental $91 million investment being made throughout the year to grow the category and stabilize premium moist smokeless tobacco unit volume. The Company believes the increased value being offered through the premium brand loyalty initiatives is sufficient even in light of escalating gasoline prices. However, this remains a risk to the plan. Premium unit volume in the second quarter of 2006 is anticipated to be lower than the year-ago period due to timing of new product introductions and promotional activity in the prior year. The decline however is anticipated to show improvement over the underlying trend in the first quarter. The Company continues to expect premium unit volume trends to stabilize in the second half of 2006.
A conference call is scheduled for 11 a.m. Eastern time today to discuss these results. To listen to the call, please visit www.ustinc.com. A 14-day playback is available by calling (888) 286-8010 or (617) 801-6888, code #54387331 or by visiting the website.
UST Inc. is a holding company for its principal subsidiaries: U.S. Smokeless Tobacco Company and International Wine & Spirits Ltd. U.S. Smokeless Tobacco Company is the leading producer and marketer of moist smokeless tobacco products including Copenhagen, Skoal, Red Seal and Husky. International Wine & Spirits Ltd. produces and markets premium wines sold nationally through the Chateau Ste. Michelle, Columbia Crest, and Villa Mt. Eden wineries, as well as sparkling wine produced under the Domaine Ste. Michelle label.
All Statements included in this press release that are not historical in nature are forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding the company’s future performance and financial results are subject to a variety of risks and uncertainties that could cause actual results and outcomes to differ materially from those described in any forward-looking statement made by the company. These risks and uncertainties include uncertainties associated with ongoing and future litigation relating to products liability, antitrust and other matters and legal and other regulatory initiatives; federal and state legislation, including actual and potential excise tax increases, and marketing restrictions relating to matters such as adult sampling, minimum age of purchase, self service displays and flavors; competition from other companies, including any new entrants in the marketplace; wholesaler ordering patterns; consumer preferences, including those relating to premium and price value brands and receptiveness to new product introductions and marketing and other promotional programs; the cost of tobacco leaf and other raw materials; conditions in capital markets; and other factors described in this press release and in the company’s Annual Report on Form 10-K for the year ended December 31, 2005. Forward-looking statements made by the company are based on its knowledge of its businesses and the environment in which it operates as of the date on which the statements were made. Due to these risks and uncertainties, as well as matters beyond the control of the company which can affect forward looking statements, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company undertakes no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
(CONSOLIDATED UNAUDITED RESULTS ARE ATTACHED)
# # #

UST
CONSOLIDATED SALES AND EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	First Quarter
	2006	2005	% Change
Net sales	$433,641	$440,527	- 1.6

Costs and expenses
Cost of products sold	104,210	100,404	+ 3.8
Selling, advertising and administrative	131,708	135,807	- 3.0
Antitrust litigation	1,350	—	—

Total costs and expenses	237,268	236,211	+ 0.4

Operating income	196,373	204,316	- 3.9
Interest, net	11,470	16,391	- 30.0

Earnings before taxes	184,903	187,925	- 1.6
Income taxes	68,990	66,093	+ 4.4

Net earnings	$115,913	$121,832	- 4.9

Net earnings per share:
Basic	$.72	$.74	- 2.7
Diluted	$.71	$.73	- 2.7

Dividends per share	$.57	$.55	+ 3.6

Average number of shares:
Basic	161,602	164,766
Diluted	162,649	167,022

UST
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Dollars in thousands)

	March 31,	December 31,
	2006	2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$200,072	$202,025
Short-term investments	—	10,000
Accounts receivable	47,064	54,186
Inventories:
Leaf tobacco	201,292	202,553
Products in process	200,176	203,396
Finished goods	150,552	156,343
Other materials and supplies	23,128	21,115

Total inventories	575,148	583,407
Deferred income taxes	10,150	11,622
Income taxes receivable	—	2,400
Assets held for sale	—	3,433
Prepaid expenses and other current assets	25,903	22,481

Total current assets	858,337	889,554
Property, plant and equipment, net	423,829	431,168
Other assets	42,873	46,261

Total assets	$1,325,039	$1,366,983

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and accrued expenses	$140,864	$231,061
Income taxes payable	78,202	12,566
Litigation liability	16,070	15,151

Total current liabilities	235,136	258,778
Long-term debt	840,000	840,000
Postretirement benefits other than pensions	86,437	85,819
Pensions	94,036	92,159
Deferred income taxes	9,212	11,972
Other liabilities	4,187	3,157

Total liabilities	1,269,008	1,291,885

Contingencies

Stockholders’ equity:
Capital stock(1)	103,885	103,810
Additional paid-in capital	952,283	945,466
Retained earnings	521,000	497,389
Accumulated other comprehensive loss	(17,349)	(17,802)

	1,559,819	1,528,863
Less treasury stock – 46,293,878 shares in 2006 and 45,049,378 shares in 2005	1,503,788	1,453,765

Total stockholders’ equity	56,031	75,098

Total liabilities and stockholders’ equity	$1,325,039	$1,366,983

(1)	Common Stock par value $.50 per share: Authorized – 600 million shares; issued – 207,770,982 shares in 2006 and 207,620,439 shares in 2005. Preferred Stock par value $.10 per share: Authorized – 10 million shares; Issued – None.

UST
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2006	2005
Operating Activities:
Net earnings	$115,913	$121,832
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	11,346	11,026
Share-based compensation expense	1,860	1,919
Excess tax benefits from share–based compensation	(282)	—
(Gain) loss on disposition of property, plant and equipment	(2,372)	339
Deferred income taxes	(1,533)	(3,133)
Changes in operating assets and liabilities:
Accounts receivable	7,122	(843)
Inventories	8,259	601
Prepaid expenses and other assets	1,148	2,018
Accounts payable, accrued expenses, pensions and other liabilities	(86,049)	(80,174)
Income taxes	68,446	34,746
Litigation liability	919	(2,057)

Net cash provided by operating activities	124,777	86,274

Investing Activities:
Short-term investments, net	10,000	60,000
Purchases of property, plant and equipment	(4,763)	(13,564)
Proceeds from dispositions of property, plant and equipment	5,957	40
Investment in joint venture	(578)	—

Net cash provided by investing activities	10,616	46,476

Financing Activities:
Repayment of debt	—	(300,000)
Proceeds from the issuance of stock	4,594	51,130
Excess tax benefits from share-based compensation	282	—
Dividends paid	(92,199)	(91,003)
Stock repurchased	(50,023)	(50,000)

Net cash used in financing activities	(137,346)	(389,873)

Decrease in cash and cash equivalents	(1,953)	(257,123)
Cash and cash equivalents at beginning of year	202,025	450,202

Cash and cash equivalents at end of period	$200,072	$193,079

NOTE: Certain prior year amounts have been reclassified to conform to the 2006 presentation.

UST Inc.
SUPPLEMENTAL SCHEDULE
(Unaudited)

	First Quarter
Consolidated Results	2006	2005	%
Net Sales (mil)	$433.6	$440.5	-1.6%
Operating Income (mil)	$196.4	$204.3	-3.9%
Net Earnings (mil)	$115.9	$121.8	-4.9%
Diluted EPS	$.71	$.73	-2.7%

Smokeless Tobacco
Net Sales (mil)	$366.3	$378.7	-3.3%
Operating Profit (mil)	$191.7	$200.2	-4.2%

MST Net Can Sales
Premium (mil)	130.0	130.1	-0.1%
Price Value (mil)	21.7	20.5	5.8%

Total (mil)	151.7	150.6	0.7%

Wine
Net Sales (mil)	$56.3	$51.6	9.1%
Operating Profit (mil)	$8.5	$7.1	20.2%
Premium Case Sales (thou)	963	889	8.3%

	Volume %		Point
	Chg. Vs.		Chg. Vs.
RAD-SVT 26 wks ended 03/18/06(1)	YAGO	Share	YAGO
Total Category	+5.9%
Total Premium Segment	-4.5%	59.4%	-6.4 pts
Total Value Segments	+25.9%	40.5%	+6.4 pts
USSTC Share of Total Category	-1.1%	63.4%	-4.4 pts
USSTC Share of Premium Segment	-4.0%	90.3%	+0.5 pts
USSTC Share of Value Segments	+18.6%	24.3%	-1.5 pts

	% Chg. Vs YAGO
	Pre Plan	Plan	Trend
RAD-SVT(2)	Period	Period	Chg.
Total Category Volume	+4.9%	+7.4%	+2.5 pts
USSTC Total Volume	-2.5%	+1.3%	+3.8 pts
USSTC Premium Volume	-5.6%	-1.3%	+4.3 pts

(1)	RAD-SVT – Retail Activity Data Share & Volume Tracking System. RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco industry trends from wholesale to retail and is not intended as a basis for measuring the company’s financial performance. This information can vary significantly from the company’s actual results due to the fact that the company reports net shipments to wholesale, while RAD-SVT measures shipments from wholesale to retail, the difference in time periods measured, as well as new product introductions and promotions.

(2)	At the beginning of the year, the Company began implementing its plan to enhance premium brand loyalty and accelerate category growth in the marketplace. The Pre Plan period represents the 16 weeks ended 1/07/06 and the Plan Period represents the 10 weeks ended 03/18/06. The first shipments of Value Packs at lower price points began on 01/09/06.